EXHIBIT 99.1

Argos Therapeutics Reports Third Quarter 2014 Financial Results and Operational Highlights

Conference Call and Webcast Today, November 13th, at 4:30 p.m. ET

DURHAM, N.C., Nov. 13, 2014 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform, today reported financial results for the third quarter ended September 30, 2014, and provided an update on the Company's clinical programs.

"We are extremely pleased with the progress we have made in our clinical programs over the last few months. In our ADAPT phase 3 trial of AGS-003 in metastatic renal cell carcinoma (mRCC), we are now well over halfway through target enrollment and remain on track to complete enrollment by the end of the first quarter of next year," said Jeff Abbey, president and chief executive officer. "We also look forward to the results from our phase 2b clinical trial of AGS-004 in chronically infected HIV patients. Treatment of all patients has been completed, the analysis is nearing completion and we anticipate having the data later this year. We are optimistic these data will further validate the ability of AGS-004, and more broadly, our Arcelis technology platform, to induce memory T cell responses."

Mr. Abbey continued, "We are also pleased with the progress we have made as a company during the last few months. At the end of September, we closed on a $25 million venture loan facility led by Horizon Technology Finance Corporation. We plan to devote the loan proceeds to the continuing development of our innovative product candidates, including the building of a state-of-the-art 100,000 square foot biomanufacturing facility near Research Triangle Park, on which we have just broken ground. We are also excited to have been issued a key patent related to our Arcelis technology platform, which significantly expands Arcelis' protection relating to the maturation method used in the manufacture of our dendritic cell immunotherapies for treatment of cancer and infectious disease. With these things in place, we believe we are well positioned to continue with the development of our two lead investigational immunotherapies."

Recent Highlights and Anticipated Milestones

AGS-003 Program

  Phase 3 ADAPT clinical trial in mRCC:
    Over 130 active clinical sites
    Enrollment has surpassed 60% of target
    More than 260 patients have been randomized in the trial
    More than 700 patients have participated in the initial tumor collection phase of the trial
    On track to complete enrollment in the first quarter of 2015
  Investigator-initiated phase 2 clinical trial in early stage RCC initiated; additional investigator-initiated trials in early stage RCC, non-clear cell mRCC and other solid tumors planned to initiate in early 2015

AGS-004 Program

  Data from the phase 2 clinical trial of AGS-004 presented at the International AIDS Society's "Towards an HIV Cure" Symposium in Melbourne, Australia in July, demonstrated that viral load control with AGS-004 was associated with low viral sequence divergence--indicating that AGS-004 administration may limit virus evolution by inhibiting replication. The data were from a follow-up sub-study from the AGS-004 phase 2 clinical trial designed to assess the impact of AGS-004 during a 12-week analytical treatment interruption in chronic HIV-1-infected subjects
  Stage 1 of an investigator-initiated phase 2 clinical trial aimed at HIV eradication in adult patients, introducing a latency reversing drug, is ongoing; stage 2 expected to initiate early next year
  Phase 2b clinical trial data, including measurement of immune response and HIV replication during analytical treatment interruption, expected by the end of the year
  Investigator-initiated phase 2 clinical trial for elimination of antiretroviral therapy in pediatric patients planned to initiate early next year

Corporate

  Closed on a $25 million venture loan facility led by Horizon Technology Finance Corporation
    Loan proceeds to be devoted to the continuing development of AGS-003, the further development of the Company's Arcelis technology platform, and the leasing, build-out and equipping of Argos' planned automated commercial manufacturing facility
  Have been issued a key U.S. patent related to our Arcelis technology platform
    Patent significantly expands the protection of our proprietary Arcelis technology platform relating to the maturation method used in the manufacture of our dendritic cell immunotherapies for treatment of cancer and infectious disease
    Patent will expire in 2025, excluding any possible patent term extensions
  Announced plans for new 100,000 square foot manufacturing facility in Research Triangle Park area in Durham, North Carolina
    Facility being built to support automated production of the Company's Arcelis-based personalized immunotherapy product candidates, beginning with AGS-003
    Approximately $9.5 million in incentives as well as logistical and planning support have been pledged by the State of North Carolina, Durham County, the City of Durham, and the North Carolina Biotechnology Center
    Broke ground on manufacturing facility in October 2014
  Appointed Philippe Van Holle to the board of directors

Third Quarter 2014 Financial Results

Net loss attributable to common stockholders for the three months ended September 30, 2014 was $15.1 million, or $0.77 per share, compared to a net loss attributable to common stockholders of $15.1 million, or $65.23 per share, for the same period in 2013. Net loss attributable to common stockholders for the nine months ended September 30, 2014 was $37.9 million, or $2.29 per share, compared to a net loss attributable to common stockholders of $25.4 million, or $111.19 per share, for the same period in 2013. The net loss per common share during the three and nine month periods ended September 30, 2013 was higher than during the same periods in 2014 due to a significantly lower number of weighted average shares outstanding during 2013 prior to our initial public offering in February 2014.

Revenue for the three months ended September 30, 2014 totaled $0.4 million compared to $1.0 million for the same period in 2013. Revenue for the nine months ended September 30, 2014 totaled $1.7 million compared to $3.7 million for the same period in 2013.

Research and development expense for the three months ended September 30, 2014 totaled $13.0 million compared to $5.6 million for the same period in 2013. Research and development expense for the nine months ended September 30, 2014 totaled $32.0 million compared to $16.9 million for the same period in 2013.

General and administrative expense for the three months ended September 30, 2014 totaled $2.3 million compared to $1.0 million for the same period in 2013. General and administrative expense for the nine months ended September 30, 2014 totaled $6.1 million compared to $3.0 million for the same period in 2013.

As of September 30, 2014, Argos' cash, cash equivalents and short-term investments totaled $69.5 million compared to $47.0 million as of December 31, 2013.

The Company expects that its existing cash, cash equivalents and short-term investments, including anticipated funding under the NIH contract and the venture loan facility, will enable it to fund operating expenses into the second half of 2016, including funding its ADAPT phase 3 clinical trial of AGS-003 through data, the planned phase 2 clinical trials of AGS-003, and certain of the costs of its ongoing and planned phase 2 clinical trials of AGS-004 but excluding the funding of the completion of the build-out and equipping of the facility.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 26117832. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis® Technology Platform

Arcelis® is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers and infectious diseases and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies.

The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a second Arcelis-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about the Company's future expectations, plans and prospects, including statements about the Company and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether the Company's cash resources will be sufficient to fund our continuing operations, including the trials referenced in this release, for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether the Company's product candidates will advance through the clinical trial process on a timely basis and the results of such trials will warrant submission for regulatory approval; whether the Company's product candidates will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 14, 2014, which are incorporated herein by reference. In addition, the forward-looking statements included in this press release represent the Company's views as of November 13, 2014. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to November 13, 2014.

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue	$ 398,615	$ 981,247	$ 1,670,566	$ 3,705,942

Operating expenses
Research and development	12,998,409	5,630,219	32,039,738	16,922,000
General and administrative	2,320,036	1,024,167	6,119,334	3,042,249

Total operating expenses	15,318,445	6,654,386	38,159,072	19,964,249

Operating loss	(14,919,830)	(5,673,139)	(36,488,506)	(16,258,307)

Other income (expense), net	(181,187)	541	(597,022)	357,666

Net loss	(15,101,017)	(5,672,598)	(37,085,528)	(15,900,641)

Accretion of redeemable convertible preferred stock	—	5,325,406	(863,226)	5,250,020
Less: Preferred stock dividend due to exchanges of preferred shares	—	(14,726,088)	—	(14,726,088)

Net loss attributable to common stockholders	$ (15,101,017)	$ (15,073,280)	$ (37,948,754)	$ (25,376,709)

Net loss attributable to common stockholders per share, basic and diluted	$ (0.77)	$ (65.23)	$ (2.29)	$ (111.19)

Weighted average shares outstanding, basic and diluted	19,655,605	231,084	16,596,437	228,224

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2014	2013

Assets
Current assets
Cash and cash equivalents	$ 50,254,355	$ 33,297,970
Short-term investments	19,267,602	13,659,812
Other current assets	1,403,346	2,570,860
Total current assets	70,925,303	49,528,642
Property and equipment, net	4,533,095	1,602,103
Long-term investment and other assets	1,336,020	550
Total assets	$ 76,794,418	$ 51,131,295

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$ 3,115,904	$ 1,317,072
Accrued expenses	1,719,068	1,800,794
Current portion of notes payable	38,636	45,447
Total current liabilities	4,873,608	3,163,313
Long-term portion of notes payable	19,603,454	7,014,106
Long-term portion of facility lease obligation	2,563,320	—
Deferred liability	3,066,000	3,066,000
Redeemable convertible preferred stock	—	113,664,469
Total stockholders' equity (deficit)	46,688,036	(75,776,593)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$ 76,794,418	$ 51,131,295
CONTACT: Media:
         Adam Daley
         Berry & Company Public Relations
         adaley@berrypr.com
         (212) 253-8881

         Investors:
         Angeli Kolhatkar
         Burns McClellan
         akolhatkar@burnsmc.com
         (212) 213-0006